Exhibit 99.1

F-star Therapeutics Announces First Patient Dosed in First-in-Class

FS120 Phase 1 Clinical Trial

FS120 is a first-in-class dual agonist tetravalent bispecific antibody that has the potential to transform outcomes for patients with difficult to treat cancers

Preclinical data show potential for dual T cell agonism to drive anti-tumor responses without the need for Fcg receptor activation

Cambridge, UK and Cambridge, MA – December 3, 2020 – F-star Therapeutics, Inc. (NASDAQ: FSTX), a clinical-stage biopharmaceutical company dedicated to developing next generation immunotherapies to transform the lives of patients with cancer, today announces that the first patient has been dosed in its Phase 1 trial evaluating FS120, a first-in-class dual-agonist tetravalent bispecific antibody targeting CD137 (4-1BB, TNFRSF9) and OX40 (CD134, TNFRSF4).

The adaptive Phase 1 trial will explore FS120 as a monotherapy in dose escalation including evaluation of PK/PD in patients with advanced cancer. FS120 will also be evaluated in combination with a PD-1 monoclonal antibody with the potential for early demonstration of efficacy in specific tumor subtypes.

FS120 has the potential to show activity in “cold” tumors and improve outcomes of existing immunotherapies by simultaneously agonizing CD137 and OX40. These two receptors are part of the Tumor Necrosis Factor Receptor family (“TNFRSF”) and are widely expressed on activated T cells and NK cells in tumors. Many TNFRSF-targeting antibodies require crosslinking via Fcg receptors (“FcgRs”) to show activity, but this engagement can limit their clinical activity and lead to significant toxicity. FS120 has been designed to be FcgR-null and instead uses bispecific crosslinking to drive robust receptor clustering and activation, without engaging the FcgR. FS120 preclinical data demonstrated delays in tumor growth, activation and proliferation of CD4+ and CD8+ T cells, and synergies with PD-1 monoclonal antibodies and chemotherapies.

Louis Kayitalire, CMO of F-star, said: “The initiation of this trial is a significant milestone for F-star as we look to transform the care of those patients with cancer who have limited treatment options. FS120 offers an opportunity to improve upon current treatment paradigms, either as a monotherapy or in combination. We look forward to the results from our FS120 clinical trial as we strive to improve both quality of life and duration of response for patients with these difficult to treat cancers.”

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About F-star Therapeutics, Inc.

F-star is a clinical-stage biopharmaceutical company developing tetravalent bispecific antibodies for a paradigm-shift in cancer therapy. By developing medicines that seek to block tumor immune evasion, the Company’s goal is to offer patients greater and more durable benefits than current immuno-oncology treatments. Through its proprietary tetravalent, bispecific natural antibody (mAb²™) format, F-star’s mission is to generate highly differentiated best-in-class drug candidates with monoclonal antibody-like manufacturability. For more information visit www.f-star.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Forward-looking statements include statements, other than statements of historical fact, regarding, among other things statements relating to F-star’s approach to bispecifics; potential benefits of the IgG1 antibody format; the regulatory pathway of FS120 and FS120’s anticipated therapeutic benefits. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. Such forward-looking statements are based on F-star’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, risks relating to F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that it may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that its clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later state clinical trials, that F-star faces significant competition in its drug discovery and development efforts, risks from global pandemics including COVID-19, and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in F-star’s filings with the SEC. New factors emerge from time to time and it is not possible for F-star to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements included in this press release are based on information available to us as of the date of this press release. F-star does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release.

For further information, please contact:

For investor inquiries Lindsey Trickett VP Investor Relations & Communications +1 240 543 7970 lindsey.trickett@f-star.com

For media inquiries Next Step Communications Nigel Smith +1 781 326 1741 F-star@nextstepcomms.com